Exhibit 99.1

Media Contact:
Kelly Krueger
Weber Shandwick for Peet’s Coffee & Tea, Inc.
(415) 248-3415
kkrueger@webershandwick.com

PEET’S COFFEE & TEA, INC. ANNOUNCES RETIREMENT OF BOARD MEMBER

Mottern to retire at year-end

EMERYVILLE, Calif. - December 13, 2004 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET), a specialty coffee roaster and marketer of fresh whole bean coffee and hand-selected teas, today announced that Chris Mottern is retiring from his role as a member of Peet’s Board of Directors, effective as of December 31, 2004.

“We greatly appreciate Chris’ substantial contributions over the past seven years in his various roles at Peet’s which include President and Chief Executive Officer, Chairman, and most recently as a Director,” said Jean-Michel Valette, Peet’s Chairman of the Board. “Under Chris’ stewardship, Peet’s defined its strategy of becoming the leading roaster and marketer of fresh, super premium whole bean coffee and hand-selected teas through multiple channels of distribution. In addition, Chris led Peet’s transition from a privately held company to a publicly traded one and was responsible for launching Peet’s successful entry into the distribution of fresh roasted whole bean coffee in specialty and traditional grocery markets.”

Chris Mottern commented: “I have greatly enjoyed my tenure with Peet’s over the last seven years, and I am confident that the strong leadership team that we have built will continue to have success executing our unique strategy.”

ABOUT PEET’S COFFEE & TEA INC.
Founded in Berkeley, Calif. in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including specialty grocery and gourmet food stores, online and mail order, office and restaurant accounts and company-owned stores throughout the United States. For information about Peet’s Coffee & Tea, visit www.peets.com or call 1-800-999-2132.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to earnings and sale guidance for 2004 and expected new store openings in 2004. Because of the uncertainties inherent in these forward-looking statements, the Company’s actual results could differ materially from those set forth in forward-looking statements. The Company’s estimates regarding its operations and financial results are based on currently available operating, financial and competitive information. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, risks arising from accounting adjustments; the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 28, 2003.